ATTACHMENT FOR CURRENT FILING OF N-SAR
SUB-ITEM 77C

On October 19, 2017, a Special Meeting of the shareholders of Core Strategy Trust was held at 601 Congress Street, Boston, Massachusetts 02210 at 10:00 a.m. Eastern Time for the purpose of considering and voting upon:

Core Strategy Trust

Proposal One: Approval of an Agreement and Plan of Reorganization providing for the reorganization of Core Strategy Trust into Lifestyle Growth Portfolio.

PROPOSAL ONE PASSED ON October 19, 2017.

For	Against	Abstain
204,665.365.835	11,038,233.988	23,678.533.108

On October 19, 2017, a Special Meeting of the shareholders of Value Trust was held at 601 Congress Street, Boston, Massachusetts 02210 at 10:00 a.m. Eastern Time for the purpose of considering and voting upon:

Value Trust

Proposal Two: Approval of an Agreement and Plan of Reorganization providing for the reorganization of Value Trust into Mid Cap Index Trust.

PROPOSAL TWO PASSED ON October 19, 2017.

For	Against	Abstain
21,850.843.436	40,146.426	111,502.118

On October 19, 2017, a Special Meeting of the shareholders of American New World Trust was held at 601 Congress Street, Boston, Massachusetts 02210 at 10:00 a.m. Eastern Time for the purpose of considering and voting upon:

American New World Trust

Proposal Three: Approval of an Agreement and Plan of Reorganization providing for the reorganization of American New World Trust into Emerging Markets Value Trust.

PROPOSAL TWO PASSED ON October 19, 2017.

For	Against	Abstain
6,420.684.323	272,534.514	408,492.112